DONALDSON COMPANY, INC.

                                  NOTICE OF
                        ANNUAL MEETING OF SHAREHOLDERS

TIME:             10:00 a.m., central time, Friday, November 18, 1994

PLACE:             Lutheran Brotherhood Auditorium, 625 Fourth Avenue South, Minneapolis, Minnesota.

ITEMS OF
BUSINESS:          (1) Election of directors;
                   (2) Approval of Annual Cash Bonus Plan;
                   (3) Ratification of Ernst & Young as independent public accountants of the Company;

                       and any other business that properly comes before the meeting.

RECORD DATE:       Shareholders of record at the close of business on September 27, 1994 are entitled to notice of and to vote at the meeting or any adjournment. A list of such shareholders will be available prior to the meeting at the office of the Company, 1400 West 94th
                   Street, Minneapolis, Minnesota for examination by any such shareholder for any purpose germane to the meeting.

                   By Order of the Board of Directors

                   Raymond F. Vodovnik
                   Secretary

                   Dated: October 14, 1994

                                   IMPORTANT

YOU CAN HELP US PREPARE FOR THE MEETING AND ELIMINATE EXTRA EXPENSE - WHETHER YOU HAVE A FEW SHARES OR MANY - IF YOU WILL COMPLETE AND RETURN THE ENCLOSED PROXY PROMPTLY. YOUR PROMPT REPLY WILL ELIMINATE EXTRA EXPENSE IN SOLICITING YOUR PROXY.

                           DONALDSON COMPANY, INC.
                            1400 West 94th Street
                         Minneapolis, Minnesota 55431

                               PROXY STATEMENT
                        Mailing Date October 14, 1994

SOLICITATION OF PROXIES
The enclosed proxy is solicited by and on behalf of the Board of Directors of Donaldson Company, Inc. (the "Company") for use at the Annual Meeting of Shareholders to be held on November 18, 1994. The person signing a proxy may revoke it any time before it is exercised. Each valid proxy received prior to the meeting will be voted according to the shareholder's directions.

The cost of this solicitation of proxies will be borne by the Company. In addition to solicitation of proxies by the use of the mails, there may be incidental personal solicitations by officers, directors and regular employees of the Company who will not receive additional compensation therefor. The Company will also request brokerage houses, nominees, custodians and fiduciaries to forward soliciting material to the beneficial owners of stock and will reimburse such persons for their expenses so incurred.

VOTING SECURITIES
Shareholders of record as of the close of business on September 27, 1994 will be entitled to vote at the meeting. The Company then had 26,510,661 shares of Common Stock outstanding, each of which entitles its holder to one vote. Representation at the meeting of a majority of the outstanding shares is required for a quorum. Votes that are withheld and broker non-votes will be counted as represented at the meeting for purposes of determining whether a quorum exists. However, such votes will be treated as shares not voted for purposes of determining the number of shares voted for or against any nominee for director or any proposal. The affirmative vote of a majority of the shares represented at the meeting and voting on the issue will be necessary for election of the directors and approval of the Annual Cash Bonus Plan.

Shares of Common Stock credited to the accounts of participants in the Automatic Dividend Reinvestment Program of the Company have been added to the participants' other holdings and included in the enclosed proxy. Participants in the Company's employee benefit plans are entitled to instruct the plan trustee on how to vote all shares of Donaldson Common Stock allocated to their accounts under the plans and will receive a separate voting instruction card for voting such shares. Shares for which the trustee receives no voting instructions from participants, including unallocated shares held in the employee stock ownership plan ("ESOP"), will be voted by the trustee in the same proportion as shares for which instructions are received.

                              SECURITY OWNERSHIP

Set forth below is information regarding persons known by the Company to own beneficially (as defined by the SEC for proxy statement purposes) more than 5% of the outstanding Common Stock of the Company:

 Name and Address                   Amount and Nature       Percent
of Beneficial Owner             of Beneficial Ownership    of Class
Donaldson Company, Inc.
Employee Stock Ownership Plan             3,356,964(1)       12.7%
 c/o Harris Trust & Savings Bank
 111 West Monroe Street
 Chicago, IL 60690



Mario J. Gabelli                          1,806,000(2)        6.8%
 655 Third Avenue
 New York, NY 11017

Prudential Insurance Company of America   1,403,800           5.3%
 751 Broad Street
 Newark, NJ 07102


(1) These shares are held in trust for the benefit of participants in the Company's ESOP for which Harris Trust & Savings Bank is the trustee and claims no voting or investment power over the indicated shares. (See also discussion above on voting rights under employee benefit plans.)

(2) Mario J. Gabelli directly or indirectly controls various entities which are primarily investment advisors and which generally have sole investment and voting power as to the shares owned by the individual entity.


The following table sets forth information regarding the beneficial ownership of the Company's Common Stock by each director, each of the Named Officers and all executive officers and directors of the Company as a group.


                                       Total      Percent  Exercisable
Name of Individual or Group         Shares (1)   of Class    Options
William A. Hodder                    1,155,842       4.1     399,000
Robert L. Findorff                     474,879       1.7     169,876
William G. Van Dyke                    402,926       1.4     212,004
John C. Read                           238,949        *      228,676
Richard M. Negri                       194,076        *       75,512
C. Angus Wurtele                        11,692        *        4,000
Kendrick B. Melrose                     11,644        *        4,000
S. Walter Richey                        10,794        *        4,000
Stephen W. Sanger                        6,860        *        4,000
Michael R. Bonsignore                    4,844        *        4,000
Jack W. Eugster                          4,726        *        2,000
A. Gary Ames                             3,268        *        2,000
Directors and Officers as a
 Group                               3,012,662      10.8   1,353,494

*Less than 1%

(1) Includes restricted shares, shares owned by related household members or held in trust (including the ESOP allocation for years prior to F'94) and shares which the directors and officers have a present right to acquire pursuant to the Company's stock option plans as listed under the Exercisable Options column.


                            ELECTION OF DIRECTORS


The Board of Directors is composed of ten members. Directors are elected for a term of three years with positions staggered so that approximately one-third of the directors are elected at each annual meeting of the shareholders. It is intended that proxies received will be voted, unless authority is withheld, for the election of the nominees presented on Page 3, namely Messrs. Bonsignore, Eugster, Van Dyke and Wurtele.

Preston Townley, a director of the Company for more than 13 years, died on September 30, 1994, creating a vacancy among the class of directors with terms expiring in 1996. The vacancy created by Mr. Townley's death will be filled by the remaining directors in accordance with the Bylaws of the Company. Since the death was sudden and unexpected, a replacement has not been selected as of the date of the Proxy Statement.

The Board of Directors meets on a regularly scheduled basis. During the past fiscal year the Board held six meetings. Each director attended at least 75% of the aggregate of the Board meetings and meetings of Board committees on which each served.

The Board of Directors has assigned certain responsibilities to committees. The Audit Committee composed of directors A.Gary Ames, Jack W. Eugster, Kendrick B. Melrose, S. Walter Richey and Stephen W. Sanger, all non-employee directors, held two meetings during the past fiscal year. Briefly stated, functions of the Audit Committee include: recommending to the Board of Directors independent public auditors for the Company, reviewing the scope and results of the auditors' examination, and reviewing the internal audit program, adequacy of internal controls, and adherence to applicable legal, ethical and regulatory requirements.

The Human Resources Committee, composed of directors Michael R. Bonsignore, Jack W. Eugster, Kendrick B. Melrose, Stephen W. Sanger, and C. Angus Wurtele, held four meetings during the past fiscal year. The functions of this Committee include review of management development, approval of compensation arrangements for senior management and administration of the Company's stock compensation plans.

The Committee on Directors' Affairs, composed of directors A. Gary Ames, Michael R. Bonsignore, S. Walter Richey and C. Angus Wurtele, held one meeting during the past fiscal year. The committee's duties are to review the organization of the Board and its committees, remuneration arrangements for the directors, propose to the Board a slate of directors for election by the shareholders at each Annual Meeting and propose candidates to fill vacancies on the Board. The Committee will consider nominees for director recommended by shareholders. Recommendations should be addressed to the Secretary, Donaldson Company, Inc., P.O. Box 1299, Minneapolis, MN 55440.

The Board of Directors has no reason to believe that any nominees will be unavailable or unable to serve, but in the event any nominee is not a candidate at the meeting, the persons named in the enclosed proxy intend to vote in favor of the remaining nominees and of such other person, if any, as they may determine.

The table below and on the following page sets forth additional information with respect to each nominee for election as a director and each other person whose term of office as a director will continue after the meeting.


                             NOMINEES FOR ELECTION


NAME                                                  PRINCIPAL OCCUPATION AND BUSINESS EXPERIENCE
FOR A TERM EXPIRING IN 1997:
 Michael R. Bonsignore             Chief Executive Officer and Chairman of Honeywell Inc. (1993) (manufacturer of electronic
  Age - 53                         controls). Previously Executive Vice President and Chief Operating Officer (1990)
  Director since 1988              and President, International of Honeywell Inc. Also a director of Honeywell Inc. and
                                   The St. Paul Companies, Inc.

 Jack W. Eugster                   Chairman, President and Chief Executive Officer of Musicland Stores Corp. (retail
  Age - 49                         consumer products). Also a director of Musicland Stores Corp., Damark, Inc., Midwest
  Director since 1993              Resources Company, and Shopko Stores, Inc.

 William G. Van Dyke               President and Chief Operating Officer of the Company. (1994) Previously Executive
  Age - 49                         Vice President (1992) and Vice President - Industrial Group of the Company.
  Elected a Director
  effective August 1, 1994

 C. Angus Wurtele                  Chairman of the Board and Chief Executive Officer of The Valspar Corporation (paint
  Age - 60                         products). Also a director of The Valspar Corporation, Bemis Co. Inc., and General
  Director since 1981              Mills, Inc.

                         DIRECTORS CONTINUING IN OFFICE



NAME                                          PRINCIPAL OCCUPATION AND BUSINESS EXPERIENCE
TERMS EXPIRING IN 1995:

 William A. Hodder           Chairman and Chief Executive Officer of the Company. Also a director of Norwest
  Age - 63                   Corporation, Tennant Company, The NWNL Companies, Inc. and Supervalu Inc.
  Director since 1969

 Kendrick B. Melrose         Chairman and Chief Executive Officer of The Toro Company (manufacturer of outdoor
  Age - 54                   maintenance products). Also a director of The Toro Company and The Valspar Corporation.
  Director since 1991

 Stephen W. Sanger           President of General Mills, Inc. (1994) (consumer products and services). Previously
  Age - 48                   an executive officer of various groups and divisions of General Mills, Inc. Also
  Director since 1992        a director of General Mills, Inc.

TERMS EXPIRING IN 1996:

 A. Gary Ames                President and Chief Executive Officer of U S WEST Communications (1990). Previously
  Age - 50                   President - Operations of U S WEST Communications. Also a director of Albertson's,
  Director since 1993        Inc.

 S. Walter Richey            President and Chief Executive Officer of Space Center Company (owns and manages
  Age - 58                   business properties and distribution centers). Also a director of Space Center
  Director since 1991        Company, First Bank Systems, Inc. and BMC Industries, Inc.



DIRECTOR COMPENSATION
Directors who are not employees receive a retainer fee of $15,000 annually and are paid $1,000 for each Board or Committee meeting attended. Pursuant to the Company's Compensation Plan for Non-Employee Directors, any non-employee director may elect, prior to each year of his term, to defer all or part of his director compensation received during the year. Each participating director is entitled to a company credit on the balance in his deferral account at the same rate as the company credit under the Fixed Income Fund of the Salaried Employees' Retirement Savings Plan. The deferral election must also specify the manner for distribution of the deferral balance.


The 1991 Master Compensation Plan provides for the issuance of restricted shares in lieu of 15% of the annual retainer for services as a Director to be rendered in the following service year and allows an election to receive restricted shares in lieu of all or part of the remaining retainer and meeting fees. Transfer of the shares is restricted until the earliest of retirement, disability, termination of service (with consent of the Board), death or a change in control of the Company.

The Company also has a nonqualified pension plan for non-employee directors which provides for an annual retirement benefit for directors, who have served at least five years, in an amount equal to the final annual retainer fee received for services as a director. Such annual benefit is payable over a maximum fifteen year period or such shorter period as is equal to the number of years of service on the Board.

The Company's Non-Qualified Stock Option Program for Non-employee Directors provides for the automatic grant of a non-qualified stock option for 2,000 shares of Common Stock to each non-employee Director of the Company who is a member of the Board between the dates of December 1 and December 22 each year. The exercise price of such options is the closing price of Common Stock in consolidated trading on the first business day of December in the respective year. The options are exercisable on and after December 22 of the respective year and have a term of ten years.

                            EXECUTIVE COMPENSATION

The following table sets forth as to each person who was at the end of fiscal 1994, the Chief Executive Officer and the other four most-highly compensated executive officers of the Company information concerning compensation for services rendered to the Company for each of the last three fiscal years (the "Named Officers").

                           SUMMARY COMPENSATION TABLE

                                                                       LONG TERM COMPENSATION
                                          ANNUAL COMPENSATION(1)               AWARDS
                                                                     RESTRICTED        STOCK         ALL OTHER
                               FISCAL                               STOCK AWARD       OPTIONS      COMPENSATION
NAME AND PRINCIPAL POSITION     YEAR     SALARY ($)    BONUS ($)      ($) (2)      (SHARES) (3}     ($) (4) (5)
WILLIAM A. HODDER (6)             1994        464.423   488,205           0               88,608         116,022
 Chairman and Chief               1993        428,846   216,270           0              299,092          64,412
 Executive Officer                1992        391,347   199,440           0              151,500

WILLIAM G. VAN DYKE (6)           1994        275,000   232,690           0               48,058          61,828
 President and Chief              1993        251,154   134,940           0              152,046          38,538
 Operating Officer                1992        216,539   121,330     203,175               97,500

JOHN C. READ (7)                  1994        288,077   242,374           0               34,148          64,601
 Executive Vice President         1993        277,115   143,976           0               27,600          42,034
                                  1992        258,209    56,575     203,175               60,000

ROBERT L. FINDORFF (8)            1994        246,169   189,287           0               36,794          53,030
 Senior Vice President            1993        205,769    84,105           0              110,682          28,927
                                  1992        196,537    83,100           0               78,000

RICHARD M. NEGRI                  1994        143,461    89,878           0               21,772          28,474
 Vice President,                  1993        137,038    46,592           0               33,840          18,333
 Manufacturing                    1992        131,303    40,645           0               46,500


(1) Includes any portion deferred according to the terms and conditions of the Management Compensation Plan.

(2) As of July 31, 1994 Messrs. Van Dyke and Read each held an aggregate of 16,200 shares of restricted stock valued at $396,900. Dividends are paid on all of the reported restricted stock at the same rate as paid on the Company's Common Stock. Restricted shares held by Mr. Read were forfeited to the Company effective August 8, 1994.

(3) Shares adjusted for stock splits.

(4) In accordance with the transition provisions of Securities Exchange Commission rules only information with respect to fiscal 1993 and 1994 is included.

(5) Amounts in this column represent the dollar value of share allocations under the Company's ESOP and benefits in excess of the limits established by
Section 415 of the Internal Revenue Code ("IRC") contributed by the Company to an unqualified suppmental plan. The amounts for fiscal 1994 are approximately:

Name                     ESOP      ESOP (Supl.)
William A. Hodder       $28,717       $87,305
William G. Van Dyke      28,717        33,111
John C. Read             28,717        35,884
Robert L. Findorff       28,717        24,313
Richard M. Negri         28,474           -0-

(6) Effective August 1, 1994, Mr. Van Dyke was elected President and Chief Operating Officer and Mr. Hodder, Chairman and Chief Executive Officer.

(7) Mr. Read resigned from employment with the Company effective August 8, 1994. See "Resignation Agreement" at page 11.

(8) Mr. Findorff retired from the Company on July 31, 1994.

                        OPTIONS GRANTED IN FISCAL 1994

                                                                                     POTENTIAL REALIZABLE GAIN AT
                                                                                     ASSUMED ANNUAL RATES OF STOCK
                                        INDIVIDUAL GRANTS (1)                           PRICE APPRECIATION (3)
                                       % OF TOTAL
                          OPTIONS        OPTIONS      EXERCISE
                          GRANTED      GRANTED TO      OR BASE     EXPIRATION
NAME                   (SHARES) (2)     EMPLOYEES     PRICE ($)       DATE       0% ($)       5% ($)        10% ($)
WILLIAM A. HODDER        41,408 (4)       12.5         23.563       12/21/02    0           529,816      1,300,923
                         47,200 (5)       14.3         20.688       12/14/03    0           614,860      1,558,625

WILLIAM G. VAN DYKE      22,458 (4)        6.8         23.563       12/21/02    0           287,351        705,567
                         25,600 (5)        7.8         20.688       12/14/03    0           333,484        845,356

JOHN C. READ                622 (4)        0.2         18.875       08/08/95    0             1,178          2,411
                          5,926 (4)        1.8         23.50        08/08/95    0            10,209         20,639
                         27,600 (5)        8.4         20.688       08/08/95    0            47,867         97,238

ROBERT L. FINDORFF       17,194 (4)        5.2         23.563       07/31/99    0           124,700        279,185
                         19,600 (5)        5.9         20.688       07/31/99    0           128,179        287,959

RICHARD M. NEGRI         10,172 (4)        3.1         23.375       12/21/02    0           129,294        317,562
                         11,600 (5)        3.5         20.688       12/14/03    0           151,110        388,052

ALL SHAREHOLDERS (6)        N/A            N/A         24.50        03/29/02    0       323,990,358    782,378,506

STOCK PRICE (6)             N/A            N/A           N/A             N/A   N/A           36.721         54.012

(1) No stock appreciation rights ("SARs") have been granted.

(2) All grants during the period were non-qualified stock options granted at the market value on date of grant, exercisable within 30 days of the date of grant, and were granted with the right to use shares in lieu of the exercise price and to satisfy any tax withholding obligations.

(3) These amounts represent certain assumed rates of appreciation over the full term of the option. The value ultimately realized, if any, will depend on the amount that the market price of the Company's stock exceeds the exercise price on date of sale.

(4) These grants were made to individuals who exercised an option during fiscal 1994 and made payment of the purchase price using shares of previously owned Company stock. This restoration or "reload" grant is for the number of shares equal to the shares used in payment of the purchase price or withheld for tax withholding. The option price is equal to the market value of the Company's stock on the date of exercise and will expire on the same date as the original option which was exercised. These options, which are the result of such a restoration, do not contain the reload feature.

(5) Annual grant of a non-qualified stock option. These options include a reload feature in the event they are exercised while the executive is an employee and the market price exceeds the exercise price by 25%.

(6) This value was calculated using the market price of Donaldson stock on, and outstanding shares as of, July 31, 1994 and applying the assumed appreciation over the weighted average option term of 8.3 years for all options granted in fiscal 1994. In total, 31 key employees were granted options for 330,330 shares at a weighted average exercise price of $21.69.

    AGGREGATED OPTION EXERCISES IN FISCAL 1994 AND YEAR END OPTION VALUES

                                                                                       VALUE OF UNEXERCISED
                                                       NUMBER OF UNEXERCISED           IN-THE-MONEY OPTIONS
                                                        OPTIONS AT 7/31/94                  7/31/94 (2)
                          SHARES         VALUE
                        ACQUIRED ON    REALIZED    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
NAME                   EXERCISE (1)       ($)        (SHARES)        (SHARES)          ($)             ($)
WILLIAM A. HODDER         66,700        404,631      399,000     0                  2,382,141           0
WILLIAM G. VAN DYKE       25,600        140,800      212,004     0                  1,287,411           0
JOHN C. READ              13,072        184,116      228,676     0                  2,466,637           0
ROBERT L. FINDORFF        19,600        107,800      169,876     0                  1,080,970           0
RICHARD M. NEGRI          11,600         61,625       75,512     0                    513,797           0


(1) The number of shares shown in this column is larger than the number of shares actually acquired on exercise. The actual number of shares received are reduced by the number of shares delivered in payment of the exercise price and shares withheld to cover withholding taxes. Share ownership objectives for executive officers encourages retention of shares acquired through option exercise.

(2) This value is based on the difference between the exercise price of such options and the closing price of Donaldson Stock as of July 31, 1994.

          HUMAN RESOURCES COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Human Resources Committee of the Board of Directors, consisting of six independent outside directors, ("the Committee") is responsible for establishing the compensation programs for the Company's, executive officers. The objectives of the Company's executive compensation program are to:

* attract and retain the best executives available in our industry;

* motivate and reward executives responsible for attaining the financial and strategic objectives essential to the Company's long-term success and continued growth in shareholder value;

* promote a pay-for-performance philosophy by placing significant portions of pay at risk and requiring outstanding results for payment at the threshold level;

* obtain an appropriate balance between short-term and long-term results based on the executive's influence and impact;

* align the interests of executives with those of the Company's shareholders by providing a significant portion of compensation in the form of Company common stock. Common stock ownership objectives have been established for all executive officers ranging from six to ten times base salary.

    BASE SALARIES.
    Base salaries for all executives are reviewed annually based on performance and market conditions. A performance appraisal is required for all executives of the Company. The Committee approves and/or determines the annual base salary increases for all senior executives based on performance of the executive and external market data. Our objective is that base salaries should approximate the mid-point (average) of senior executives of manufacturing companies of similar size in the United States. The Company uses nationally known consultant surveys for external market data.

    ANNUAL CASH INCENTIVE.
    Executive officers are eligible for target awards under the annual incentive program ranging from 30% to 60% of base salary. The size of the target award is determined by the executive officer's position and competitive data for similar positions at the peer and cross-industry companies as presented in the same nationally recognized surveys as are used for the base salary. The Company sets aggressive performance goals and, in keeping with the strong performance-based philosophy, the resulting awards decrease or increase substantially if actual Company performance fails to meet or exceed targeted levels. Payments can range from 0% to 200% of the target awards. Executive officers have from 50% to 100% of their annual cash incentive opportunity linked to Company performance as measured by Earnings Per Share (EPS) and Return on Equity after tax (ROE). In conducting its review for fiscal 1994, the Committee considered comparative data prepared by Frederic W. Cook & Co., Inc. and decided to increase emphasis on EPS and eliminated mandatory ROE goals from future performance awards.

    Consequently, executive officers must obtain record EPS, thereby increasing shareholder value, to receive a competitive annual cash incentive.

    LONG-TERM INCENTIVE COMPENSATION.
    The Long-Term Performance Award program is based on three-year compounded growth in sales at an after tax Return on Investment that exceeds the Company's weighted cost of capital. Under this program, the Committee selected eligible executives and established an incentive opportunity as a percentage of base salary. In order for a participant to receive a payout, minimum performance must be attained. There was no payout for the 1992-1994 cycle because the minimum sales growth objective of 10% per year was not attained. The Committee occasionally grants restricted stock with a fixed restriction period usually five years, to insure retention of key executives. The Committee also believes that significant stock option grants encourage the executive officers to own and hold Donaldson stock and tie their long-term economic interests directly to those of the shareholders. Stock options are typically granted annually. In determining the number of shares covered by such options, the Committee takes into account position levels, base salary, and other factors relevant to individual performance but does not consider the amount and terms of options and restricted stock already held by the executive.

    STOCK OWNERSHIP.
    Ownership of Donaldson stock is expected of Donaldson executives. The Committee believes that linking a significant portion of the executive's current and potential net worth to the Company's success, as reflected in the stock price, gives the executive a stake similar to the shareholders. The Committee has established stock ownership guidelines for the Named Officers and certain other executive officers, which encourage retention of shares obtained through the exercise of options. The guidelines range from six to ten times base salary. The goal of the Chief Executive Officer is ten times annual base salary. Mr. Hodder currently exceeds this ownership goal. Shares of stock received on exercise of all options during the fiscal year by the Named Officers of the Company were retained and therefore are subject to market risk.

    To encourage early exercise of options and thus facilitate timely attainment of ownership goals, and to maintain executives' "carried interest" in Company stock, the Company implemented in 1992, following stockholder approval, a restoration stock option program (commonly referred to as a reload option program) which provides that stock surrendered to exercise an option would be replaced with a new option grant for the remainder of the option term. The large number of option grants in fiscal 1993 reflect the grant of reloads attributable to the ownership goals and the restoration incentive.

    COMPENSATION OF THE CHIEF EXECUTIVE OFFICER.
    Mr. Hodder's fiscal 1994 base salary and incentive award were determined by the Committee in accordance with the methodology described above.

       BASE SALARY. Mr. Hodder's base salary for fiscal 1994 was $464,423 which approximates the market mid-point for manufacturing companies of similar size.

       ANNUAL BONUS. Mr. Hodder's cash incentive award for fiscal 1994 was $488,205. This amount was based on EPS growth of 15.8% over the previous record of $1.01 earned in fiscal 1993 and an after tax return on equity of 17.7%.

       STOCK OPTIONS. Mr. Hodder received one normal grant during fiscal 1994 which approximated two times his base salary. In addition he received one restoration option.

    ACTION IN RESPONSE TO OMNIBUS BUDGET RECONCILIATION ACT OF 1993.
    The Company's policy is to preserve the tax deduction for compensation paid to its Chief Executive Officer and other senior executive officers. In accordance with this policy, the shareholders will be asked to approve the material terms of the performance goals of the Chief Executive Officer and three other most highly compensated executive officers for payment of the cash bonus under the Company's Annual Incentive program. (See proposal for approval of Annual Cash Bonus Plan for Designated Executives.)

    CONCLUSION.
    The executive officer compensation program administered by the Committee provides incentive to attain strong financial performance and an alignment with shareholder interests. The Committee believes that the Company's compensation program focuses the efforts of Company executive officers on the continued achievement of growth and profitability for the benefit of the Company's shareholders. The total compensation of the Named Officers is consistent with five years of record profit growth and a 350% increase in shareholder value over that period of time.

                          C. Angus Wurtele, Chairman
              Michael R. Bonsignore           Kendrick B. Melrose
              Jack W. Eugster                   Stephen W. Sanger

                              PERFORMANCE GRAPH

The following graph compares the cumulative total shareholder return on the Company's stock for the last five fiscal years with the cumulative total return of the Standard & Poor's 500 Stock Index and the Standard & Poor's Index of Manufacturing Companies. The graph assumes the investment of $100 in the Company's common stock and each of the indexes at the market close on July 31, 1989 and the reinvestment of all dividends.

               COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN

                          FISCAL YEARS ENDED JULY 31

                    1989    1990    1991    1992    1993    1994
Donaldson           $100    $181    $210    $275    $342    $456
S&P500               100     106     120     135     147     154
S&P
Manufacturing        100     109     115     121     137     159

                               PENSION PLAN TABLE

                                              ANNUAL BENEFITS FOR YEARS OF SERVICE SHOWN
FINAL AVERAGE COMPENSATION     10 YEARS     15 YEARS     20 YEARS     25 YEARS     30 YEARS     35 YEARS
$  200,000                     $ 30,000     $ 45,000     $ 60,000     $ 75,000     $ 90,000     $ 95,000
   400,000                       60,000       90,000      120,000      150,000      180,000      190,000
   600,000                       90,000      135,000      180,000      225,000      270,000      285,000
   800,000                      120,000      180,000      240,000      300,000      360,000      380,000
 1,000,000                      150,000      225,000      300,000      375,000      450,000      475,000
 1,200,000                      180,000      270,000      360,000      450,000      540,000      570,000


The executive officers are eligible for the Company's non-contributory Salaried Employees' Pension Plan which provides benefits based on length of service and final average compensation, defined as the five highest consecutive years of the last ten years of service. The amounts shown are for retirement at age 65 and are reduced by varying amounts (not exceeding one-half) of the annual social security benefit. Covered compensation for the named executive officers consists of the amounts shown under "Annual Compensation" in the Summary Compensation Table. As of July 31, 1994 Messrs. Hodder, Van Dyke, Read, Findorff and Negri had benefit service of 19, 20, 3, 27 and 32 years respectively. The table does not reflect the limitations imposed by the Internal Revenue Code (the "Code"). The Board of Directors established an Excess Benefit Plan which provides for supplemental payments to be made to certain executives on retirement so that they will receive, in the aggregate, the benefits they would be entitled to receive if such Code limitations did not apply.

At July 31, 1994 the Company had a supplementary retirement benefit agreement with Mr. Hodder providing for fifteen annual payments, after retirement at age 65, to him or his beneficiaries. The size of the annual payment is based on his termination or retirement date and upon the highest annual compensation earned by him from the Company prior to such date if the Company has not previously set a maximum level. The agreement provides for benefits in the event of death prior to retirement and there is progressive vesting of other benefits. Assuming the agreement is unchanged and employment until normal retirement age, based on current compensation, annual payments under the agreement would be $121,022.

The Company has a supplementary retirement benefit plan which is intended to assure that Messrs. Hodder, and Van Dyke will receive at least 60% of their average (five highest years) compensation upon retirement at age 65 with 2% reduction for each year in the event of early retirement after age 55. In determining whether the plan must supplement other retirement benefits to reach such level, the Company will consider the benefits described in the previous paragraph, the Pension Plan Table and footnote (5) to the Summary Compensation Table as well as 50% of primary Social Security and vested pension benefits from prior employers, if any. Assuming the plan is unchanged and employment until age 65, based on current compensation and payment levels from other plans, no payments would be made under this plan.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934
Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers to file initial reports of ownership and reports of changes in ownership with the SEC and the New York Stock Exchange. Based on a review of copies of such forms and written representations from the directors and executive officers, the Company notes that Erland D. Anderson, a Company officer, inadvertently failed to report the change in his 401(k) balance on account of withholding and stock price changes during the third quarter of fiscal 1993. This information was reported on Form 5 for fiscal 1994 following discovery of the error.

                            RESIGNATION AGREEMENT


In connection with Mr. Read's resignation from employment with the Company effective August 8, 1994, the Company and Mr. Read entered into a Resignation Agreement replacing any and all other agreements existing between the Company and Mr. Read. Pursuant to the material terms of such Resignation Agreement, the Company is to pay Mr. Reed $470,400, less legally required withholdings and deductions in 24 consecutive equal monthly payments. The Company also agreed to forgive the outstanding loan plus accrued and accruing interest which, at August 1, 1994, was approximately $292,000 in 24 consecutive equal increments and agreed to continue Mr. Read's group medical and life insurance at pre-resignation levels. The Company's obligation for such payments are conditioned on Mr. Read complying with nondisclosure and noncompete provisions of the Resignation Agreement.

                        CHANGE-IN-CONTROL ARRANGEMENTS

Each of the Named Officers has a severance agreement with the Company designed to retain the executive and provide for continuity of management in the event of an actual or threatened change of control in the Company (as defined in the agreements). The agreements provide that in the event of a change of control, each key employee would have specific rights and receive certain benefits if, within three years after a change in control, the employee is terminated without cause or the employee terminates voluntarily under "constructive involuntary" circumstances as defined in the agreement. In such circumstance the employee will receive a severance payment equal to three times the employee's annual average compensation calculated over the five pears preceding such termination as well as continued health, disability and life insurance for three years after termination. The 1980 and 1991 Master Stock Compensation Plans, the supplementary retirement agreements and deferred income arrangements also provide for immediate vesting or payment in the event of termination under circumstances of a change in control.

       APPROVAL OF THE ANNUAL CASH BONUS PLAN FOR DESIGNATED EXECUTIVES

Approval of the Annual Cash Bonus Plan for Designated Executives (the "Plan") brings to the Shareholders what has been the Company's basic performance-based cash compensation program for more than 30 years. This Plan is being submitted for approval in order to maximize deductibility of compensation paid thereunder, pursuant to Section 162(m) of the Internal Revenue Code (the "Code").

The Plan provides that eligible participants may share in an annual cash bonus pool. Eligibility under this Plan will be limited to the Chief Executive Officer plus any three other key employees designated by the Committee. This bonus pool is the mechanism for funding the Company's annual cash bonuses for such executives. The Chief Executive Officer may receive no more than 38% of the bonus pool, and the Second, Third and Fourth Participants no more than 26%, 20% and 16% of the bonus pool respectively.

Before any payments can be made under the Plan, the Company must achieve at least a 9% return on investment ("ROI") for the fiscal year for which bonuses are being paid. ROI is defined as earnings after income taxes relative to the Company's long-term debt and shareholders' equity, all as computed in accordance with generally accepted accounting principles and reported by the Company in its annual report. If the ROI threshold is met, the Plan's cash bonus pool will be funded with an amount equal to 2.9% of the Company's earnings before income taxes and extraordinary items for that fiscal year. For purposes of the foregoing computation, changes in generally accepted accounting principles, which occur during the fiscal year; and discontinued operation and restructuring costs, as computed in accordance with generally accepted accounting principles; shall not be taken into account. The bonus pool will be the maximum amount available to the Committee in determining participant cash bonuses.

The Committee will have the authority to reduce the share of any or all participants below the maximum amount available. In the event that the Committee elects to reduce the bonuses payable under the Plan to an amount less than 2.9% of the Company pre-tax earnings for any fiscal year, the amount by which the bonuses are reduced will be added to the bonus pool that is available for any subsequent year or years to the extent permitted under the Code.

In determining whether the share of any participant in the bonus pool will be reduced, the Committee will consider those financial and individual performance factors that it determines to be appropriate. While the nature of these factors and the size of the bonus pool in the future cannot be predicted, the Committee has determined that if the Plan had been in effect for fiscal year 1994, the Committee would have named Messrs. Van Dyke, Read and Findorff as the Second, Third and Fourth Participants, respectively, in addition to Mr. Hodder and would have awarded to the designated individuals those bonus amounts set forth opposite their names in the Summary Compensation Table on page 5. Therefore the total bonuses paid under the Plan to all participating executives as a group would have been $1,152,556 if the Plan had been in effect during fiscal 1994.

The Plan may be amended prospectively or terminated at any time.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE FOREGOING PROPOSAL.

                        INDEPENDENT PUBLIC ACCOUNTANTS

Upon recommendation of its Audit Committee, the Board of Directors has appointed Ernst & Young as independent public accountants to audit the books and accounts of the Company for the fiscal year ending July 31, 1995, such appointment to continue at the pleasure of the Board of Directors and subject to ratification by the shareholders. Ernst & Young has audited the books and accounts of the Company since 1951. Representatives of Ernst & Young are expected to be present at the meeting with the opportunity to make a statement and to respond to appropriate questions. In the event this appointment is not ratified, the Board will appoint other independent accountants for the subsequent fiscal year.

The Board of Directors recommends that shareholders vote for ratification of the appointment of Ernst & Young as independent public accountants for the fiscal year ending July 31, 1995.

                            SHAREHOLDER PROPOSALS

The last day the Company will receive for its consideration any proposals from shareholders for the 1995 Annual Meeting of Shareholders is June 16, 1995. Proposals should be sent to the attention of the Secretary.

                                OTHER MATTERS

The Company is not aware of any matter, other than as stated above, which will or may properly be presented for action at the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares represented by such proxies in accordance with their best judgment.

By Order of the Board of Directors

Raymond F. Vodovnik
Secretary

October 14, 1994

                           DONALDSON COMPANY, INC.
             PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints William A. Hodder and Raymond F. Vodovnik, and each of them, as proxies, with full power to appoint a substitute, to vote all shares the undersigned is entitled to vote at the Annual Meeting of Shareholders of Donaldson Company, Inc. to be held on November 18, 1994, and all adjournments thereof, to vote as designated on the matters referred to on the reverse side hereof and, in their discretion, on any other matters properly coming before said meeting.

Dated: , 1994                                                         Signatures

     (Please sign as name(s) appear on this proxy. If joint account, each joint owner should sign. When signing as attorney, executor, administrator, trustee, guardian or corporate official, give your full title as such.)

             (Continued from and to be signed on the reverse side)

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BELOW. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.

 1. ELECTION OF DIRECTORS.
    Nominees: M.R. Bonsignore, J.W. Eugster, W.G. Van Dyke, C.A. Wurtele

  [ ] VOTE FOR all nominees listed above; except vote withheld from following nominees (if any):
                      [ ] WITHHOLD VOTE from all nominees.

 2. APPROVE ANNUAL CASH BONUS PLAN:
                        [ ] FOR [ ] AGAINST [ ] ABSTAIN

 3. RATIFY APPOINTMENT OF PUBLIC ACCOUNTANTS:
                        [ ] FOR [ ] AGAINST [ ] ABSTAIN

 4. IN THEIR DISCRETION upon other matters as may come before the meeting.

                   PLEASE MARK, SIGN, DATE AND RETURN THIS
                  CARD PROMPTLY USING THE ENCLOSED ENVELOPE